                                                                    EXHIBIT 12.1

                           PRIDE INTERNATIONAL, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)




                                                                               Year ended December 31,
                                                                --------------------------------------------------------
                                                                  2001          2000        1999       1998       1997
                                                                --------      --------    --------   --------   --------
Earnings (losses) before income taxes and minority interest     $154,613      $ 94,741    $(83,511)  $197,724   $245,470

Add:
  Interest on indebtedness                                       116,785       102,233      67,176     46,257     34,943
  Capitalized interest                                            19,032        11,200      33,210     16,293      5,699
  Interest on rentals                                              7,629         6,617       5,767      2,005      1,237
  Amortization of deferred loan costs                                 --         2,295       1,797      1,686      1,425
  Amortization of capitalized interest                             3,090         2,962       1,778        504        128

Less:
  Capitalized interest                                           (19,032)      (11,200)    (33,210)   (16,293)    (5,699)
  Minority interest                                              (15,508)      (10,812)     (3,996)        60         --
                                                                --------      --------    --------   --------   --------
Earnings (losses) as adjusted                                   $266,609      $198,036    $(10,989)  $248,236   $283,203
                                                                ========      ========    ========   ========   ========
Fixed Charges:
  Interest on indebtedness                                      $116,785      $102,233    $ 67,176   $ 46,257   $ 34,943
  Capitalized interest                                            19,032        11,200      33,210     16,293      5,699
  Interest on rentals                                              7,629         6,617       5,767      2,005      1,237
  Amortization of deferred loan costs                                 --         2,295       1,797      1,686      1,425
                                                                --------      --------    --------   --------   --------
Total fixed charges                                             $143,446      $122,345    $107,950   $ 66,241   $ 43,304
                                                                ========      ========    ========   ========   ========
Ratio of earnings (losses) as adjusted to fixed charges              1.9x          1.6x         --        3.7x       6.5x
                                                                ========      ========    ========   ========   ========


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For the year ended December 31, 1999, earnings were inadequate to cover fixed charges by $118.9 million.